Exhibit 99.3

ECOLAB SECOND QUARTER 2020

2Q 2020 Overview

◢	Sales:
◾	Reported sales from continuing operations -15%; acquisition adjusted fixed currency sales -14% as strong growth in the Healthcare and Life Sciences segment was more than offset by a modest Industrial segment decrease and significant declines in the Institutional and Other segments.
◢	Earnings:
◾	Reported diluted EPS -$6.98, driven by the previously disclosed net $2.1 billion non-cash charge for ChampionX. ChampionX results and ChampionX special gains and charges, including prior periods, are reflected as discontinued operations.
◾	Reported diluted EPS from continuing operations $0.44, -63%.
◾	Adjusted diluted EPS from continuing operations $0.65, -49%, excluding special gains and charges and discrete tax items. The adjusted EPS decrease reflects COVID-19 related volume declines and negative operating leverage, as well as certain COVID-19 related impacts including second quarter equipment lease billing suspensions, distributor inventory reductions and increased bad debt expense.
◾	Cash flow from operating activities of $387 million (with $332 million from continuing operations). Free cash flow of $275 million (with $229 million from continuing operations).

SUMMARY

Second quarter results reflected the impact from COVID-19 on our businesses and were generally consistent with our expectations. Sales and earnings were strong for our Life Sciences, Healthcare and Specialty businesses as they benefited from favorable fundamental trends and increased cleaning and sanitizing demand. Our Industrial segment saw a modest sales decline but strong earnings growth, while our Institutional and Pest Elimination businesses experienced significant sales and profit declines due to the substantial negative impact on restaurants, hotels and entertainment facilities as they felt the brunt of the March and April global ‘shutdown’ in travel, dining and public events. Consolidated Ecolab results reflected the near-term effects from COVID-19, as fixed currency acquisition adjusted sales declined 14% and adjusted diluted earnings per share from continuing operations decreased 49% reflecting the COVID-19 related volume declines and negative operating leverage, as well as certain COVID-19 related impacts including second quarter equipment lease billing suspensions of approximately $0.10 per share to support customers, a $0.06 per share reduction in Institutional distributor inventories and increased bad debt expense of $0.07 per share.

As we look at our businesses going forward, we believe we are in a strong position to manage through COVID-19 and are confident we will emerge from 2020 in an advantaged competitive position with a more robust offering. Our focus remains squarely on maximizing our post COVID-19 traction to drive growth. While we have near-term challenges that we are addressing within our Institutional business, we continue to have substantial opportunities in all of our businesses and the right strategies to achieve them. Clearly, Ecolab’s leading capabilities in food safety, clean water and healthy environments are more important than ever, and they have positioned us well as an important and effective partner in this world crisis and beyond.

As an important part of this, we have continued to work aggressively to partner with our customers through this uncertain time to solve their problems, and in doing so, further improve our customer penetration and new business wins by providing the important product, service and consulting support our customers need to ensure their operations are safe and functioning effectively as COVID-19 related restrictions evolve and their operations adapt to the new sanitation requirements. As a result of these actions, as well as new sales initiatives, we have secured new business wins, and along with gradually improving markets, we have seen sales across our businesses, including Institutional, improve since the lows early in the quarter. Assuming a gradual, if uneven, recovery from the first half COVID-19 impact, we believe the second quarter will represent the low period for consolidated results this year, with sequential sales and earnings improvement expected through the second half as our product and service innovation, investments in new hygiene and digital technologies and successful sales initiatives augment a continuing recovery in customer activity, though results are still expected to be below year ago levels.

For the full year 2020, we continue to expect our Healthcare and Life Sciences segment sales to show good growth over the prior year, with modest pressure on our Industrial segment sales and lessening but still significant pressure on sales of our Institutional and Other segments; further, with COVID-19’s substantial impact on restaurant, hospitality and entertainment, we expect a significant decline for the Institutional division within the Institutional segment for the full year.

As a result of the continued uncertainty regarding the extent of COVID-19’s impact on the global economy and its longevity, we remain unable to provide more detailed forecasts with reasonable accuracy at this time, other than to comment that we expect the impact of COVID-19 on our operating results and cash flows to be a net negative on overall results for the year.

While COVID-19 creates a short-term challenge, it also creates long-term opportunities. As the world navigates the challenge, our food safety, water management and infection protection positioning has become even more important. Further, we believe that our long-term growth opportunities remain robust, driven by our huge remaining market opportunity; our leading global market positions; and our focus on providing our strong and growing customer base with improved results while lowering their water, energy and other operating costs. Our financial position remains strong as well, with ample liquidity, well-managed working capital and resilient free cash flow. We believe looking beyond the near-term uncertainty and focusing on these sustainable long-term business drivers will yield superior long-term performance for Ecolab and our investors.

HIGHLIGHTS

●	Reported consolidated sales declined 15%; fixed currency acquisition adjusted sales declined 14%. As expected, the Healthcare and Life Sciences segments showed strong sales, the Industrial segment experienced a modest sales decline and the Institutional and Other segments reported significant decreases.
●	Second quarter reported diluted earnings per share from continuing operations were $0.44 compared with $1.18 last year.
●	On an adjusted basis, excluding special gains and charges and discrete tax items from both years, second quarter 2020 adjusted diluted earnings per share from continuing operations were $0.65 compared with adjusted diluted earnings per share from continuing operations of $1.27 a year ago. Results reflected the COVID-19 related volume declines and negative operating leverage, as well as certain COVID-19 related impacts including second quarter equipment lease billing suspensions of approximately $0.10 per share to support customers, a $0.06 per share reduction in Institutional distributor inventories and increased bad debt expense of $0.07 per share.
●	We continue to work aggressively to support our people and our customers through COVID-19’s impact. We dramatically increased production of our hand and surface hygiene products; stayed in close contact with our customers to provide ongoing product, service and consultation support through the initial restrictions and later reopenings; introduced new products and services; and continued to work with them through the developing recovery to prepare and implement new cleaning and sanitizing protocols as well as to resolve questions and problems as they occur in this new environment. We also continue investing in and leveraging our increased digital investments and capabilities in this environment to help remotely serve our customers. During the second quarter, these actions drove significant new business wins across our segments and we look to further these new gains in the second half of 2020.
●	In summary, we continue to take aggressive actions to manage through the near-term impact of COVID-19 and emerge from 2020 in a strong position by protecting our people, safely serving our customers and taking the right actions to balance required short-term actions while maintaining the right planning and investments to assure our long-term leadership and growth.

CHAMPIONX SEPARATION – DISCONTINUED OPERATIONS

During the second quarter, Ecolab completed the previously announced separation of the Upstream Energy segment (the ChampionX business) in a Reverse Morris Trust transaction, in which ChampionX was merged with a subsidiary of Apergy Corporation (following the transaction the combined company was renamed ChampionX).

Ecolab’s former ChampionX business and related special gains and charges are reflected in the financial statements, including for periods prior to the separation, as discontinued operations. Ecolab recorded a previously disclosed $2.1 billion non-cash charge in the second quarter. This represents the difference between the $3.7 billion net assets of ChampionX less the $0.5 billion cash consideration received and the $1.1 billion value of the 5 million Ecolab shares exchanged in the transaction. This calculation does not include the full value received by the shareholders nor the cash earned by Ecolab during its ownership of the business. Discontinued operations in the second quarter also included $41 million of special charges, net of tax, primarily related to expenses associated with the separation and discrete tax items.

SALES DISCUSSION

Consolidated sales	% Change
Volume & mix	-16%
Pricing	2%
Subtotal	-14%
Acq./Div.	1%
Fixed currency growth	-13%
Currency impact	-2%
Total	-15%

Ecolab’s second quarter reported sales decreased 15% when compared to the year ago period. Fixed currency sales declined 13%. Looking at the growth components, consolidated volume and mix declined 16%. Pricing increased 2%, acquisitions added 1% and currency was a negative 2% to sales growth.

GLOBAL INDUSTRIAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Industrial	% Change	% Change
Water	-5%	-5%
Food & Beverage	5%	3%
Downstream	-9%	-9%
Paper	0%	0%
Total Global Industrial	-2%	-2%

WATER

Fixed currency Water sales decreased 5%. Globally, our light industry water treatment sales declined modestly as gains in commercial building accounts were more than offset by the impact of plant closures at transportation customers in the quarter. Heavy industry sales declined moderately as the downturn’s impact on primary metals and chemical production hurt sales. Mining declined modestly as gains in precious metals and fertilizers were more than offset by weak coal and alumina markets. Fixed currency acquisition adjusted sales growth was strong in Latin America, similar in Asia Pacific and Europe, and declined significantly in North America.

We are working closely with our customers to assure we meet their needs during this turbulent period, and we are benefiting from the use of our digital tools in the industrial space. Many of the Water end markets are critical in the current environment, including power, food, data centers, pharmaceutical and certain manufacturing plants, while other end markets are negatively impacted. Water treatment remains a core need for the operation and maintenance of these and other customer facilities which provides a base level of product use even with reduced customer production volumes. We expect second half Water sales to improve from the second quarter levels as end markets recover from the second quarter COVID-19 shutdowns.

FOOD & BEVERAGE

Reported second quarter fixed currency Food & Beverage sales rose 5%; acquisition adjusted sales rose 3% led by new business wins and pricing.

We enjoyed strong growth in our food business as consumer demand for packaged foods grew due to greater COVID-19 led food consumption at home as well as increased levels of cleaning and sanitation in the plants. Animal health, which includes dairy cow, swine and poultry farm facility cleaning and sanitizing, grew moderately. Dairy and protein showed modest gains. Our beverage and brewing businesses declined as several countries ordered customer plants closed as non-essential and bar business was significantly depressed. Fixed currency acquisition adjusted sales growth was strong in

Europe, with modest growth in North America and Asia Pacific, and lower sales in Latin America.

The very fundamental nature of the Food & Beverage customers’ business, along with the strengthening of cleaning and sanitizing practices within their plants, should enable the Food & Beverage business to perform well and grow in 2020.

DOWNSTREAM

Second quarter fixed currency sales declined 9% as steady petrochemical demand was more than offset by the negative impact of lower global transportation fuel demand on refineries. North America and Latin America experienced significant declines, Europe was off moderately and Asia Pacific increased.

Full year 2020 Downstream sales are expected to decline primarily reflecting the impact of reduced transportation fuel consumption.

PAPER

Second quarter fixed currency sales were flat as new business generation and good trends in packaging and tissue were offset by graphic paper declines. Fixed currency sales were strong in Latin America and lower in North America, Europe and Asia Pacific.

The gains from packaging and tissue should continue to offset soft graphic paper trends in the second half and yield 2020 sales similar to last year.

GLOBAL INSTITUTIONAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Institutional	% Change	% Change
Institutional	-50%	-50%
Specialty	15%	9%
Total Global Institutional	-35%	-36%

INSTITUTIONAL

Fixed currency sales for the Institutional business declined 50% in the second quarter. While hand and surface hygiene sales were strong, mandated restrictions regarding in-unit dining, domestic and international travel and public events significantly impacted activity at full-service restaurants, occupancy at hotels and other entertainment facilities through the quarter. In addition, distributors reduced inventories in the quarter. All regions showed significant declines.

We continue to work aggressively to safely support our customers and sales and service teams through this uncertain environment, as well as manage effectively to assure that our long-term value drivers remain robust. We are working closely with our customers through the reopening process to assure they have the right products and procedures for safe and effective operations. We are implementing programs to improve account penetration and grow new accounts. Further, the introduction of our branded ‘Ecolab Science Certified’ program for our customers is designed to assist them in meeting the public’s heightened expectations for cleaner, safer consumer locations and help them feel confident as they make decisions on where to stay and dine in this new environment, and further differentiate and enhance our brand. We expect this, along with other new programs and sales initiatives to further improve our customer penetration and drive accelerating new businesses wins. While we assume a continued difficult economic and COVID-19 outlook into next year and expect Institutional results will continue to be significantly below year ago levels in the second half, we believe our actions will deliver sequential improvement from the second quarter levels through the third and fourth quarters of 2020 and for future performance.

SPECIALTY

Second quarter Specialty acquisition-adjusted fixed currency sales grew 9% driven by very strong demand in the food retail sector as grocery store volumes increased due to greater COVID-19 led food consumption at home, expanded cleaning protocols and frequency in the grocery stores, continued new customer additions and product and program introductions. Global quickservice sales were flat as higher hand and surface sanitizer sales were offset by COVID-19 related impacts on volumes and some inventory reductions following the initial surge of cleaning and sanitizing orders in the first quarter.

We expect Specialty sales growth to remain solid in the second half, with our performance driven by our broad range of innovative products and on-site service expertise, and from increased cleaning and sanitation by customers.

GLOBAL HEALTHCARE AND LIFE SCIENCES

	Fixed Rate	Acq./Div. Adj.
Global Healthcare and Life Sciences	% Change	% Change
Healthcare	15%	12%
Life Sciences	52%	53%
Total Global Healthcare and Life Sciences	22%	20%

HEALTHCARE

Second quarter global Healthcare fixed currency acquisition adjusted sales grew 12% as strong COVID-19 related hand and surface disinfection sales growth more than offset the unfavorable effects of delayed elective surgical procedures. Healthcare sales, adjusted for one-time sales we do not expect to recur, are estimated to have increased 9%.

Global sales of hand and surface cleaning as well as sanitizing products to healthcare facilities have risen in response to COVID-19 and are expected to remain at elevated levels in the second half of the year. We believe this demand, along with the gradual resumption of elective surgical procedures, will yield continued good sales gains for the global Healthcare business in 2020.

LIFE SCIENCES

Life Sciences second quarter fixed currency acquisition adjusted sales grew 53% driven by significant demand for our Bioquell biodecontamination systems due to COVID-19 concerns, business wins and an apparent moderate inventory build by customers.

Ensuring pharmaceutical and personal care customers are able to safely, efficiently and effectively manufacture in the turbulent environment is more critical than ever, and our teams continue to partner with and support our customers critical needs. Though second half growth could reflect the impact of some inventory reductions from the first half, we continue to expect another year of strong sales growth by Life Sciences in 2020 driven by volume gains, new product and service solutions and our expanded sales and service team.

OTHER SEGMENT

	Fixed Rate	Acq./Div. Adj.
Other	% Change	% Change
Pest Elimination	-10%	-11%
Textile Care	-44%	-44%
Colloidal Technologies	-22%	-22%
Total Other	-19%	-20%

PEST ELIMINATION

Fixed currency Pest Elimination sales decreased 10% in the second quarter as partial and full customer closures along with vendor access policies due to COVID-19 restrictions hurt Pest Elimination service delivery and sales in North America and Europe through the quarter.

Customer retention remains strong as we continue to partner with them through this crisis to provide essential pest elimination services necessary to maintain a clean, safe and healthy environment, as well as advise them on their need to continue these services to assure asset protection and preparation for their business resumption.

We expect the second quarter to represent the low period for Pest Elimination sales this year, with year-on-year comparisons showing sequential improvement from those levels in the second half but with revenues still below year-ago levels as Pest Elimination sales continue to be negatively impacted by COVID-19, especially in the restaurant and hospitality segments. For the full year 2020, we expect Pest Elimination sales to show a moderate decline versus last year. Longer term, we believe the increased focus on health and safety, coupled with our ongoing innovation and digital offerings, create an even stronger business case for us with current and future customers.

CONSOLIDATED MARGIN PERFORMANCE

($ millions, unaudited)	2020	% sales	2019	% sales	% change
Gross Profit	$1,050.0	39.1%	$1,388.8	43.8%	-24%
Gross Profit (adj.)	$1,077.0	40.1%	$1,396.6	44.1%	-23%

Second quarter gross margins adjusted for special charges decreased, primarily reflecting the impact of lower volume and unfavorable business mix which more than offset the benefits of pricing.

($ millions, unaudited)	2020	% sales	2019	% sales	% change
SG&A	$788.6	29.4%	$900.0	28.4%	-12%

The second quarter SG&A ratio to sales increased reflecting the effects of lower sales and increased bad debt expense, which more than offset the benefits from lower incentive compensation, discretionary expense and cost savings.

($ millions, unaudited)	2020	% sales	2019	% sales	% change
Operating Income	$192.0	7.1%	$464.4	14.7%	-59%
Fixed Currency Operating
Income (adj.)	$302.6	10.9%	$497.8	15.7%	-39%
Fixed Currency Operating
Income (acq./div. adj.)	$300.3	11.0%	$498.1	15.7%	-40%

Adjusted fixed currency operating income decreased 39% as the lower sales volume, unfavorable business mix, reduced operating leverage and increased bad debt expense more than offset lower discretionary spending and cost saving initiatives.

SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2020	% sales	2019	% sales	% change
Global Industrial Op. Inc.	$283.0	19.2%	$220.9	14.7%	28%
Acq./Div. Adj. Op. Inc.	$282.0	19.2%	$221.1	14.7%	28%

Acquisition adjusted fixed currency operating income for the Global Industrial segment increased 28%. Acquisition adjusted fixed currency margins were driven by favorable pricing, lower discretionary spending and cost savings initiatives that more than offset lower volume in the quarter.

($ millions - fixed currency, unaudited)	2020	% sales	2019	% sales	% change
Global Institutional Op. Inc.	($37.0)	-5.1%	$234.4	21.1%	-116%
Acq./Div. Adj. Op. Inc.	($37.8)	-5.3%	$234.4	21.1%	-116%

Acquisition adjusted fixed currency operating income for the Global Institutional segment decreased 116% reflecting the significant volume decline and reduced operating leverage (which include certain suspended equipment lease billings), unfavorable mix and increased bad debt expense, which more than offset lower discretionary spending and cost savings initiatives.

($ millions - fixed currency, unaudited)	2020	% sales	2019	% sales	% change
Global Healthcare and Life Sciences Op. Inc.	$65.6	21.3%	$31.2	12.3%	110%
Acq./Div. Adj. Op. Inc.	$65.5	21.7%	$31.2	12.4%	110%

Acquisition adjusted fixed currency Global Healthcare and Life Sciences segment operating income grew 110%. Acquisition adjusted fixed currency margins expanded reflecting the strong volume gains, favorable mix, improved pricing and lower discretionary spending.

($ millions - fixed currency, unaudited)	2020	% sales	2019	% sales	% change
Other Op. Inc.	$21.3	8.6%	$41.8	13.7%	-49%
Acq./Div. Adj. Op. Inc.	$20.9	8.5%	$41.9	13.7%	-50%

Acquisition adjusted fixed currency operating income for the Other segment declined 50% due to the lower volume, reduced operating leverage and unfavorable mix, which more than offset lower discretionary spending and cost savings initiatives.

($ millions - unaudited)	2020	2019
Corporate
Corp. Expense	($30.3)	($30.5)
Special Gains/(Charges)	(96.4)	(32.2)
Total Corporate Expense	($126.7)	($62.7)

Corporate expense includes amortization expense of $30 million in the second quarter of 2020 and $31 million in the second quarter of 2019 related to the Nalco merger intangible assets. Corporate expense also includes net special charges of $97 million ($83 million after tax) in 2020. These charges are primarily related to the impairment of a minority equity investment, pay protection for certain employees impacted by the COVID-19 effects net of government subsidies, loss on disposal of the Holchem Group and the previously announced Healthcare product recall in Europe.

Special gains and charges for the second quarter of 2019 were a net charge of $32 million ($25 million after tax) primarily related to the previously announced efficiency initiative.

Reported other income, which primarily consists of the return on pension assets and other non-service costs of our pension obligations, decreased 28%, reflecting the amortization of prior year losses driven by the impact of lower discount rates on liabilities.

Reported interest expense increased 19% in the quarter primarily reflecting higher average debt levels through the quarter.

TAX RATE, SHARES AND CONSOLIDATED INCOME
The reported income tax rate for the second quarter of 2020 was 9.5% compared with the reported rate of 20.4% in the second quarter of 2019. Excluding special gains and charges and discrete tax items, the adjusted tax rate for the second quarter of 2020 was 20.5% compared with the adjusted tax rate of 20.2% in the second quarter of 2019.

Ecolab reduced the number of shares of its common stock outstanding by 5 million shares in the second quarter of 2020 as a result of the exchange offer in connection with the ChampionX separation. The share exchange resulted in a 1.7 million weighted average share decrease to the second quarter shares outstanding.

The net of this performance is that Ecolab reported second quarter diluted earnings per share from continuing operations of $0.44 compared with $1.18 reported a year ago. When adjusted for special gains and charges and discrete tax items in both years, second quarter adjusted diluted earnings per share from continuing operations were $0.65 compared with $1.27 reported a year ago. Currency translation had a $0.04 unfavorable impact on second quarter 2020 earnings per share.

SUMMARY BALANCE SHEET AND SELECTED BALANCE SHEET MEASURES

(unaudited)	June 30
($ millions)	2020	2019
Cash and cash eq.	$1,369.0	$15.7
Accounts receivable, net	2,255.5	2,304.9
Inventories	1,228.7	1,152.7
Other current assets	313.0	347.2
Current assets of discontinued operations	-	1,033.0
PP&E, net	3,138.9	3,134.1
Goodwill and intangibles	8,779.1	8,532.7
Other assets	998.2	931.8
Long-term assets of discontinued operations	-	3,375.5
Total assets	$18,082.4	$20,827.6

Short-term debt	$534.9	$1,069.4
Accounts payable	1,087.7	1,081.1
Other current liabilities	1,605.1	1,618.7
Current liabilities of discontinued operations	-	358.5
Long-term debt	6,752.0	5,986.7
Pension/Postretirement	1,055.6	927.2
Other liabilities	1,156.9	1,212.5
Long-term liabilities of discontinued operations	-	304.1
Total equity	5,890.2	8,269.4
Total liab. and equity	$18,082.4	$20,827.6

	June 30
(unaudited)	2020	2019
Total Debt/Total Capital	55.3%	46.0%
Net Debt/Total Capital	50.1%	46.0%
Net Debt/EBITDA	2.4	2.7
Net Debt/Adjusted EBITDA	2.2	2.6

The inputs to EBITDA reflect the trailing twelve months of activity for the period presented.

SELECTED CASH FLOW ITEMS

	Six Months Ended
(unaudited)	June 30
($ millions)	2020	2019
Cash from op. activities	$640.2	$764.3
Depreciation	293.0	281.2
Amortization	103.2	103.5
Capital expenditures	250.6	340.5

SUMMARY

In summary, we remain focused on emerging from 2020 in a stronger position and maximize our positioning in a post-COVID-19 world by ensuring we make smart decisions over the near-term as well as continuing to invest in and build our long-term competitive advantage. We continue to believe looking beyond the near-term uncertainty and focusing on our sustainable long-term business drivers will yield Ecolab investors superior long-term benefits.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our financial and business performance and prospects, including the impact of the coronavirus outbreak on our sales, operating results, liquidity management, working capital and cash flows, and investments in technologies. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. With respect to the coronavirus, numerous factors will determine the extent of the impact on our business, including the extent to which the COVID-19 continues to spread; actions by various governments to address the pandemic, such as stay-at-home orders and restrictions on gatherings and travel; scientific advances to combat COVID-19; the time it takes for our key end markets to recover; the financial health of our customers and channel partners; potential supply chain disruptions; and the health and welfare of our employees.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC") and include the effects and duration of the coronavirus (COVID-19) pandemic; the vitality of the markets we serve; the impact of economic factors such as the worldwide economy, capital flows, interest rates and foreign currency risk, including reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including upgrades to our information technology systems; potential information technology infrastructure failures and cybersecurity attacks; our ability to attract and retain high caliber management talent to lead our business; our ability to develop competitive advantages through innovation and to commercialize digital solutions; exposure to global economic, political and legal risks related to our international operations including trade sanctions; difficulty in procuring raw materials or fluctuations in raw material costs; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; pressure on operations from consolidation of customers, vendors or competitors; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax law and unanticipated tax liabilities; potential loss of deferred tax assets or increase in deferred tax liabilities; our substantial indebtedness; public health outbreaks, epidemics or pandemics, such as the current outbreak of COVID-19; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; potential class action lawsuits; the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

NON-GAAP FINANCIAL INFORMATION

This discussion and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•fixed currency sales

•acquisition adjusted fixed currency sales

•adjusted cost of sales

•adjusted gross margin

•fixed currency operating income

•fixed currency operating income margin

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•acquisition adjusted fixed currency operating income

•acquisition adjusted fixed currency operating income margin

•EBITDA

•adjusted EBITDA

•adjusted other income expense

•adjusted interest expense

•adjusted tax rate

•adjusted net income attributable to Ecolab

•adjusted diluted earnings per share

●	free cash flow

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for cost of sales, gross margin, operating income and interest expense exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

EBITDA is defined as the sum of net income including non-controlling interest, provision for income taxes, net interest expense, depreciation and amortization. Adjusted EBITDA is defined as the sum of EBITDA and special (gains) and charges impacting EBITDA. EBITDA and adjusted EBITDA are used as inputs to our net debt to EBITDA and net debt to adjusted EBITDA ratios. We view these ratios as important indicators of the operational and financial health of our organization.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this supplemental discussion are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2020. We also provide our segment results based on public currency rates for information purposes.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

We define free cash flow as net cash provided by operating activities less cash outlays for capital expenditures. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. It should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. We believe free cash flow is meaningful to investors as it functions as a useful measure of performance and we use this measure as an indication of the strength of the Company and its ability to generate cash.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this supplemental discussion. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in the second quarter 2019 supplemental discussion.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this discussion) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Second Quarter Ended		Six Months Ended
(unaudited)	June 30		June 30
(millions, except percent)	2020	2019	2020	2019

Net sales
Reported GAAP net sales	$2,685.7	$3,169.1	$5,706.3	$6,093.8
Effect of foreign currency translation	79.3	3.1	98.5	(2.7)
Non-GAAP fixed currency sales	2,765.0	3,172.2	5,804.8	6,091.1
Effect of acquisitions and divestitures	(40.4)	(0.6)	(64.7)	(1.2)
Non-GAAP acquisition adjusted fixed currency sales	2,724.6	3,171.6	5,740.1	6,089.9

Cost of Sales
Reported GAAP cost of sales	$1,635.7	$1,780.3	$3,355.9	$3,455.8
Special (gains) and charges	27.0	7.8	36.1	11.4
Non-GAAP adjusted cost of sales	$1,608.7	$1,772.5	$3,319.8	$3,444.4

Gross Margin
Reported GAAP gross margin	39.1%	43.8%	41.2%	43.3%
Non-GAAP adjusted gross margin	40.1%	44.1%	41.8%	43.5%

Operating income
Reported GAAP operating income	$192.0	$464.4	$568.2	$778.0
Effect of foreign currency translation	14.2	1.2	16.9	0.9
Non-GAAP fixed currency operating income	206.2	465.6	585.1	778.9
Special (gains) and charges	96.4	32.2	121.4	75.3
Non-GAAP adjusted fixed currency operating income	302.6	497.8	706.5	854.2
Effect of acquisitions and divestitures	(2.3)	0.3	(2.0)	0.2
Non-GAAP acquisition adjusted fixed currency operating income	$300.3	$498.1	$704.5	$854.4

Operating Income Margin
Reported GAAP operating income margin	7.1%	14.7%	10.0%	12.8%
Non-GAAP adjusted fixed currency operating income margin	10.9%	15.7%	12.2%	14.0%
Non-GAAP acquisition adjusted fixed currency operating income margin	11.0%	15.7%	12.3%	14.0%

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)	Second Quarter Ended		Six Months Ended
(millions, except percent and per share)	June 30		June 30
	2020	2019	2020	2019
Interest expense, net
Reported GAAP interest expense, net	$58.7	$49.2	$107.0	$98.5
Special (gains) and charges, after tax	0.70	-	0.7	0.2
Non-GAAP adjusted interest expense, net	$58.0	$49.2	$106.3	$98.3
Net Income from continuing operations attributable to Ecolab
Reported GAAP net income from continuing operations attributable to Ecolab	$128.9	$343.4	$420.9	$595.0
Special (gains) and charges, after tax	83.3	25.2	101.8	57.1
Discrete tax net expense (benefit)	(22.5)	1.2	(44.4)	(26.2)
Non-GAAP adjusted net income from continuing operations attributable to Ecolab	$189.7	$369.8	$478.3	$625.9
Diluted EPS from continuing operations attributable to Ecolab
Reported GAAP diluted EPS from continuing operations	$0.44	$1.18	$1.44	$2.04
Special (gains) and charges, after tax	0.29	0.09	0.35	0.20
Discrete tax net expense (benefit)	(0.08)	0.00	(0.15)	(0.09)
Non-GAAP adjusted diluted EPS from continuing operations	$0.65	$1.27	$1.64	$2.14
Provision for Income Taxes
Reported GAAP tax rate	9.5%	20.4%	12.4%	16.4%
Special gains and charges	1.9	0.1	0.9	0.8
Discrete tax items	9.1	(0.3)	7.2	3.3
Non-GAAP adjusted tax rate	20.5%	20.2%	20.5%	20.5%
EBITDA (trailing twelve months ended)
Net income including non-controlling interest	$1,270.5	$1,333.1
Provision for income taxes	231.1	301.1
Interest expense, net	199.1	207.5
Depreciation	580.8	554.0
Amortization	205.9	199.5
EBITDA	$2,487.4	$2,595.2
Special (gains) and charges impacting EBITDA	214.3	158.8
Adjusted EBITDA	$2,701.7	$2,754.0

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

Selected Cash Flow items	Second Quarter Ended	Six Months Ended
	June 30	June 30
(millions)	2020	2020

Cash provided by operating activities - continuing operations	$331.9	$640.2
Cash provided by operating activities - discontinued operations	54.9	118.4
Cash provided by operating activities	386.8	758.6

Capital expenditures - continuing operations	102.9	250.6
Capital expenditures - discontinued operations	8.6	21.6

Cash provided by operating activities - continuing operations	331.9	640.2
Less: Capital expenditures - continuing operations	(102.9)	(250.6)
Free cash flow - continuing operations	229.0	389.6

Cash provided by operating activities	386.8	758.6
Less: Capital expenditures - continuing operations	(102.9)	(250.6)
Less: Capital expenditures - discontinued operations	(8.6)	(21.6)
Free cash flow	$275.3	$486.4

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Second Quarter Ended June 30
(unaudited)	2020			2019
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$1,475.6	(8.7)	$1,466.9	$1,500.7	(0.2)	$1,500.5
Global Institutional	722.4	(12.9)	709.5	1,112.5	-	1,112.5
Global Healthcare and Life Sciences	307.6	(5.8)	301.8	252.8	(0.4)	252.4
Other	247.1	(0.7)	246.4	306.2	-	306.2
Corporate	12.3	(12.3)	-	-	-	-
Subtotal at fixed currency rates	2,765.0	(40.4)	2,724.6	3,172.2	(0.6)	3,171.6
Currency impact	(79.3)			(3.1)
Consolidated reported GAAP net sales	$2,685.7			$3,169.1

Operating Income
Global Industrial	$283.0	(1.0)	$282.0	$220.9	0.2	$221.1
Global Institutional	(37.0)	(0.8)	(37.8)	234.4	-	234.4
Global Healthcare and Life Sciences	65.6	(0.1)	65.5	31.2	-	31.2
Other	21.3	(0.4)	20.9	41.8	0.1	41.9
Corporate	(30.3)	-	(30.3)	(30.5)	-	(30.5)
Adjusted at fixed currency rates	302.6	(2.3)	300.3	497.8	0.3	498.1
Special (gains) and charges	96.4			32.2
Reported OI at fixed currency rates	206.2			465.6
Currency impact	(14.2)			(1.2)
Consolidated reported GAAP operating income	$192.0			$464.4

	Six Months Ended June 30
	2020			2019
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$2,919.2	($8.8)	$2,910.4	$2,897.7	($0.7)	$2,897.0
Global Institutional	1,794.5	(27.1)	1,767.4	2,132.7	-	2,132.7
Global Healthcare and Life Sciences	554.1	(15.4)	538.7	479.8	(0.4)	479.4
Other	524.7	(1.1)	523.6	580.9	(0.1)	580.8
Corporate	12.3	(12.3)	-	-	-	-
Subtotal at fixed currency rates	5,804.8	(64.7)	5,740.1	6,091.1	(1.2)	6,089.9
Currency impact	(98.5)			2.7
Consolidated reported GAAP net sales	$5,706.3			$6,093.8

Operating Income
Global Industrial	$489.6	($1.0)	$488.6	$382.3	$0.1	$382.4
Global Institutional	145.4	(1.5)	143.9	409.2	-	409.2
Global Healthcare and Life Sciences	88.5	0.6	89.1	56.0	-	56.0
Other	42.9	(0.1)	42.8	67.5	0.1	67.6
Corporate	(59.9)	-	(59.9)	(60.8)	-	(60.8)
Adjusted at fixed currency rates	706.5	(2.0)	704.5	854.2	0.2	854.4
Special (gains) and charges	121.4			75.3
Reported OI at fixed currency rates	585.1			778.9
Currency impact	(16.9)			(0.9)
Consolidated reported GAAP operating income	$568.2			$778.0

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share from continuing operations, as reported, to the non-GAAP measure of adjusted diluted earnings per share from continuing operations.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2019	2019	2019	2019	2019	2019	2019
Diluted earnings per share, as reported (U.S. GAAP)	$0.86	$1.18	$2.04	$1.49	$3.52	$1.35	$4.87
Adjustments:
Special (gains) and charges (1)	0.11	0.09	0.20	0.08	0.28	0.16	0.44
Discrete tax expense (benefits) (2)	(0.09)	0.00	(0.09)	(0.05)	(0.14)	(0.06)	(0.20)
Adjusted diluted earnings per share (Non-GAAP)	$0.88	$1.27	$2.14	$1.52	$3.66	$1.45	$5.12

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2020	2020	2020	2020	2020	2020	2020
Diluted earnings per share, as reported (U.S. GAAP)	$1.00	$0.44	$1.44
Adjustments:
Special (gains) and charges (3)	0.06	0.29	0.35
Discrete tax expense (benefits) (4)	(0.07)	(0.08)	(0.15)
Adjusted diluted earnings per share (Non-GAAP)	$0.99	$0.65	$1.64

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2019 includes $30.4 million, $29.1 million, $21.7 million and $25.4 million, net of tax, in the first, second, third and fourth quarters, respectively. These charges include restructuring charges primarily related to the efficiency initiative, acquisition and integration charges, a Healthcare product recall charges, and litigation and other charges.

(2) Discrete tax expense (benefits) for 2019 includes ($27.4) million, 1.2 million, ($13.6) million and ($17.9) million of tax benefits in the first, second, third and fourth quarters, respectively. These benefits are primarily associated with stock compensation excess tax benefits, changes in tax laws, and reserve releases offset by finalization of audits and other discrete tax expense (benefits).

(3) Special (gains) and charges for 2020 includes charges of $18.5 million and $83.3 million, net of tax in the first and second quarters, respectively. Charges include disposal and impairment charges, charges for pay protection for certain employees impacted by COVID-19 net of government subsidies, restructuring charges relating to the efficiency initiative, acquisition and integration charges, Healthcare product recall charges, litigation and other charges.

(4) Discrete tax expense (benefits) for 2020 includes ($21.9) million and ($22.5) million in the first and second quarters, respectively. Tax benefits are primarily associated with stock compensation excess tax benefits, off-set by other discrete tax expense.